Exhibit 17.5

RESIGNATION LETTER

Greenland Acquisition Corporation

Suite 906, Tower W1, Oriental Plaza

No. 1 East Chang’an Street, Dongcheng District

Beijing, People’s Republic of China 100006

Re:	Resignation

Dear Board of Directors:

I hereby resign as the Chief Financial Officer of Greenland Acquisition Corporation (the “Company”) effective immediately. My resignation is for personal reasons and not the result of any disagreement with the Company.

I confirm that no money are owing to me by way of fees, salaries and other expenses and I have no claim for compensation or otherwise against the Company.

Sincerely,

October 24, 2019	By:	/s/ River Chi
Name: River Chi